UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2006

DIGITAL GENERATION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27644	94-3140772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 West John Carpenter Freeway, Suite 700
Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 581-2000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

On May 2, 2006, Digital Generation Systems, Inc. included the following supplemental financial information in an amendment to its Registration Statement on Form S-4 filed on that date:

While DG Systems has not completed its quarterly report on Form 10Q for the three months ended March 31, 2006, it expects to report the following results (amounts shown in millions):

	Three months ended March 31,
DG Systems	2006 Estimated	2005

Revenues	$14.2 to $14.4	$15.7

Operating Expenses	$12.6 to $12.8	$13.5

Operating Income	$1.4 to $1.8	$2.2

Net Income	$0.6 to $0.8	$1.1

DG Systems – Three months ended March 31, 2006 versus three months ended March 31, 2005

Revenues. Revenues for three months ended March 31, 2006 are estimated to decrease in a range from $1.3 million to $1.5 million or between 8.3% and 9.6% as compared to the prior year period. The expected decline is due to reductions in deferred revenue of approximately $0.7 million, as a result of certain contracts expiring at the Starguide division. The remaining decline is due to a more competitive rate environment in the advertising distribution industry.

Operating Income. Operating income for the three months ended March 31, 2006 is estimated to decrease in a range from $.4 million to $.8 million or between 18.2% and 36.4% as compared to the prior year period primarily due to a one time $.5 million reduction of operating expenses related to the re-negotiation of an existing service agreement in the three months ended March 31, 2005.

Net income (loss). Net income for the three months ended March 31, 2006 is estimated to decrease in a range from $0.3 million to $0.5 million or between 27.3% and 45.5% as compared to the prior year period primarily due to the same factors noted above and a $0.2 million reduction in income tax expense, as a result of lower earnings. DG Systems’ effective tax rate remains consistent at 38% for both periods.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL GENERATION SYSTEMS, INC.
(Registrant)

Date: May 2, 2006
	By:	/s/ Omar A. Choucair
Omar A. Choucair
Chief Financial Officer